SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 7, 2005

PEPCO HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-31403	52-2297449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Ninth Street, N.W.

Washington, D.C. 20068
(Address of Principal Executive Offices) (Zip Code)

(202) 872-3526
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 1.01	Entry into a Material Definitive Agreement

             Pepco Holdings, Inc. (the "Company") has entered into a Purchase Agreement, dated June 7, 2005 (the "Purchase Agreement"), with Greenwich Capital Markets, Inc., J.P. Morgan Securities Inc. and Scotia Capital (USA) Inc., and each of the underwriters named on Schedule A of the Purchase Agreement for the offer and sale of $250,000,000 in aggregate principal amount of Floating Rate Notes due June 1, 2010 (the "Notes") in an underwritten offering registered on Registration Statement on Form S-3 (Registration No. 333-123525) and Registration Statement on Form S-3 (Registration No. 333-104350). The Purchase Agreement is filed herewith as Exhibit 1 and the form of Notes is filed herewith as Exhibit 4.1. The Notes are initially being offered to the public at a price of 100% of principal amount. At the closing of the offering, which is scheduled to occur on June 10, 2005, the Company will realize, after deduction of the underwriters' discount of .600% of principal amount and before deduction of offering expenses, net proceeds of approximately $248,500,000. The Notes will be issued under the Indenture, dated as of September 6, 2002, between the Company and The Bank of New York, as trustee.

The legality opinion of William T. Torgerson, Vice Chairman and General Counsel of the Company, relating to the issuance of the Notes is filed herewith as Exhibit 5.

             Some of the underwriters or their affiliates have provided investment or commercial banking services to the Company and its affiliates, including as an underwriter of their securities, in the past and are likely to do so in the future. They receive customary fees and commissions for these services.

Item 9.01	Financial Statements and Exhibits
	Exhibit No.	Description of Exhibit
1

Purchase Agreement, dated June 7, 2005, with Greenwich Capital Markets, Inc., J.P. Morgan Securities Inc. and Scotia Capital (USA) Inc., and each of the underwriters named on Schedule A of the Purchase Agreement

	4.1	Form of Floating Rate Note due 2010
	5	Opinion of William T. Torgerson
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Pepco Holdings, Inc. By:/s/ J. M. Rigby Name: Joseph M. Rigby Title: Senior Vice President and Chief Financial Officer Date: June 9, 2005